Exhibit 4.4

INTERCREDITOR AND SUBORDINATION AGREEMENT

This Intercreditor and Subordination Agreement effective as of the 4th day of June, 2008, (this “Subordination Agreement”) is entered into by and among BAXL Technologies, Inc., a Delaware corporation (“Debtor”), Edward H. Arnold (the “Existing Secured Party”), a holder of certain of the Debtor’s 9% Senior Secured Convertible Promissory Notes (the “Notes”) and Lightwaves Systems, Inc. (the “New Secured Party”) and a holder of certain of the Notes.  The Existing Secured Party and the New Secured Party are herein individually referred to as a “Secured Party” and collectively referred to as the “Secured Parties.”

INTRODUCTION

Debtor issued to the Existing Secured Party between March 5, 2008 and April 24, 2008, Notes in the aggregate principal amount of $675,000 (the “Existing Notes”).  The Existing Notes are secured by a Security Agreement dated March 4, 2008 with the Existing Secured Party (the “Security Agreement”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Security Agreement.

Debtor issued to the New Secured Party between May 9, 2008 and June 4, 2008, Notes in the aggregate principal amount of $375,000 (the “New Notes”).  The New Notes are also secured by the Security Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Secured Parties agree as follows:

Section 1. Securities Purchase Agreement.  The Notes were issued pursuant to a Securities Purchase Agreement dated as of March 5, 2008 (the “SPA”) which provides for the issuance of up to an aggregate principal amount of up to $4,000,000.

Section 2.  Subordination of the Existing Secured Party Notes. The Existing Secured Party hereby acknowledges the interest of the New Secured Party in the Collateral (as defined in the Security Agreement) pursuant to the Security Agreement and further agrees and acknowledges that all obligations for the payment of principal and accrued interest (including post-default interest) on the Existing Notes and any other Secured Obligations with respect to the Existing Notes under the Security Agreement (the “Subordinated Obligations”) are  hereby  subordinated and subject to any and all obligations for the payment of the principal and accrued interest (including post-default interest) on the New Notes (the “Senior Obligations”). This Section 2 constitutes a continuing irrevocable subordination agreement which shall remain effective until (i) all of the Senior Obligations on the New Notes have been repaid in full, or (ii) all outstanding New Notes have been converted in their entirety to equity securities and all accrued and unpaid interest on the New Notes have been paid in full.

Section 3.  Secured Party Obligations.  So long as any of the Senior Obligations remain unpaid, in whole or in part, the Existing Secured Party agrees: (i) not to collect, or to receive payment upon, by setoff or in any other manner, all or any portion of the Subordinated Obligations; (ii) not to sell, assign, transfer, pledge, or give a security interest in the Subordinated Obligations (except expressly pursuant to the Security Agreement); (iii) not to enforce or apply, or take any steps to  enforce or apply, any security,  including  any of the Collateral, now or hereafter existing, for the Subordinated Obligations; (iv) not to  commence, prosecute  or  participate  in any  administrative,  legal or equitable action against Debtor or in any  administrative,  legal or equitable action  regarding the Subordinated Obligations that might adversely  affect Debtor; (v)  not to join in any  petition  for  bankruptcy, assignment for the benefit of creditors,  or creditors'  agreement  based on the Subordinated  Obligations;

and (vi) except for the liens  granted by the Security Agreements, not to take any lien or security on any of Debtor’s property, real or personal to secure the Subordinated Obligations.  Notwithstanding the foregoing, the Existing Secured Party agrees that the obligations of Existing Secured Party to act as agent for the Secured Parties (as defined in the Security Agreement) pursuant to the Security Agreement are not modified by this Subordination Agreement; provided, however, that Existing Secured Party agrees to act at all times, in his capacity as agent, consistent with the provisions of this Subordination Agreement.

Section 4. Priority of Payment. All of the Senior Obligations now or hereafter existing shall be first paid by Debtor before any payment shall be made by Debtor on the Subordinated Obligations.  This priority of payment shall apply at all times until all of the Senior Obligations have been repaid in full or converted to equity securities, and in the event of any assignment by Debtor for the benefit of the Debtor’s creditors, of any bankruptcy proceedings instituted by or against Debtor, of the appointment of any receiver for Debtor or Debtor’s business or assets,  or of any dissolution or other winding up of the affairs of Debtor or of Debtor's  business, the officers of Debtor and any  assignee, trustee in  bankruptcy, receiver, and other person or persons in charge, are hereby directed to pay to the New Secured Parties the full amount of the  Senior Obligations  before  making  any  payments on the Subordinated Obligations.

Section 5. Application of Proceeds Under the Security Agreements. Notwithstanding anything to the contrary contained in the Security Agreement, the Secured Parties agree that all proceeds realized from the Collateral under the Security Agreement shall be applied as follows:

(i)

first, to all obligations to the New Secured Party for principal and accrued interest (including post-default interest) under the New Notes on a pari passu basis;

(ii)

second, to other now existing or hereafter arising obligations under the New Notes and the New Security Agreement, on a pari passu basis, including any extensions, modifications, substitutions, amendments and renewals of such obligations, whether for fees, expenses, indemnification, or otherwise in connection therewith;

(iii)

third, to all obligations to the Existing Secured Party for principal and accrued interest (including post-default interest) under the Existing Notes on a pari passu basis; and

(iv)

fourth, to other now existing or hereafter arising obligations under the Existing Notes and the Security Agreement, on a pari passu basis, including any extensions, modifications, substitutions, amendments and renewals of such obligations, whether for fees, expenses, indemnification, or otherwise in connection therewith.

Section 6.  Miscellaneous.

(a)

Severability.   If any provision of this Subordination Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Debtor and the Secured Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Intercreditor and Subordination Agreement shall remain in full force and effect.

(b)

Binding Effect and Assignment.   This Subordination Agreement shall be binding upon and inure to the benefit of Debtor and Secured Parties and their respective permitted successors and assigns; but neither this Intercreditor and Subordination Agreement nor any of the rights, benefits or obligations thereunder shall be assigned, by operation of law or otherwise, by Debtor without the prior written consent of a majority in interest of the Secured Parties.  Nothing in this Intercreditor and Subordination Agreement express or implied, is intended to confer upon any person or entity other than Debtor and Secured Parties and their respective permitted successors and assigns, any rights, benefits or obligations thereunder.

(c)

Section Captions.  Section captions used in this Subordination Agreement are for convenience of reference only, and shall not affect the construction of this Intercreditor and Subordination Agreement.

(d)

Notices.  Any notice hereunder shall be in writing, and if given by hand delivery, telegram, telefax, or telex, shall be deemed to have been given when sent and, if mailed, shall be deemed to have been given three (3) business days after the date when sent, if sent by registered or certified mail, postage prepaid, and addressed as follows (or such other address for which all parties listed below have been notified):

If to Debtor:

BAXL Technologies, Inc.

Attn: Gus Bottazzi, CEO

6 Berkshire Boulevard

Bethel, Connecticut 06801

Telecopier: (203) 730-1797

If to the Secured Parties:

To the address provided on the signature page to this Subordination Agreement.

(e) Governing Law.  The provisions of this Subordination Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(f) No Oral Agreements.  This Subordination Agreement, in conjunction with the Notes and Security Agreements, represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

IN WITNESS WHEREOF, the parties duly executed and delivered this Security Agreement as of the date first written above.

DEBTOR:

BAXL TECHNOLOGIES, INC.

By:
Name: Title:	Gus Bottazzi Chief Executive Officer

EXISTING SECURED PARTY:

EDWARD H. ARNOLD

Name:	Edward H. Arnold
Address:	815 Tudor Lane Lebanon, PA 17042

NEW SECURED PARTY:

LIGHTWAVES SYSTEMS, INC.

Name:	Lightwaves Systems, Inc.
Address:	1131 Wenig Road NE Cedar Rapids, IA 52402

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